EXHIBIT 21.01

SUBSIDIARIES OF THE REGSITRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION

Poet Holdings, Inc	Delaware

Poet Software Corporation	Delaware

Versant Gmbh	Germany

Versant Ltd.	United Kingdom

Mokume Software, Inc.	California

FastObjects, Inc.	California

Versant India	India